Exhibit 99.1

STERIS Announces Financial Results for Fiscal 2018 Fourth Quarter and Full Year

•	Fourth quarter revenue increases 5% both on an as reported and constant currency organic basis

•	Fourth quarter earnings improve to $0.86 per diluted share as reported; adjusted earnings per diluted share increases 12% to $1.24

•	Full year fiscal 2018 earnings grow to $3.39 per diluted share as reported; adjusted earnings per diluted share increases 10% to $4.15

•	Fiscal 2019 expected to be another record year with double-digit earnings growth

DERBY, U.K. - (May 9, 2018) - STERIS plc (NYSE: STE) (“STERIS” or the “Company”) today announced financial results for its fiscal 2018 fourth quarter ended March 31, 2018. Fiscal 2018 fourth quarter revenue grew 5% to $716.0 million compared with $681.2 million in the fourth quarter of fiscal 2017. During the fourth quarter, changes in currency added $17.4 million to revenue, which was offset by a $17.0 million negative impact from divestitures. For the full fiscal year, revenue as reported was flat at $2.6 billion and grew 5% on a constant currency organic basis (see Non-GAAP Financial Measures).

“The STERIS team executed our plan to produce a successful year in fiscal 2018,” said Walt Rosebrough, President and Chief Executive Officer of STERIS. “With many new product and service launches, we anticipate that fiscal 2019 will be another strong year and believe we are well-positioned for future growth.”

Fourth Quarter and Full Year 2018 Operating Results

As reported, net income for the fourth quarter was $73.6 million, or $0.86 per diluted share, compared with net income as reported of $26.1 million, or $0.31 per diluted share in the fourth quarter of fiscal 2017. Adjusted net income (see Non-GAAP Financial Measures) for the fourth quarter of fiscal 2018 was $105.8 million, or $1.24 per diluted share, compared with adjusted net income for the previous year’s fourth quarter of $94.7 million or $1.11 per diluted share. As reported, full year net income was $290.9 million, or $3.39 per diluted share, compared with $110.0 million, or $1.28 per diluted share. Adjusted net income increased 10% to $355.6 million, or $4.15 per diluted share, compared with adjusted net income of $323.5 million, or $3.76 per diluted share in fiscal 2017.

Fourth Quarter Segment Results

Healthcare Products revenue as reported increased 2% in the quarter to $360.0 million compared with the fourth quarter of fiscal 2017. Constant currency organic revenue grew 4% in the quarter. As reported, service revenue grew 7%, consumable revenue grew 2% and capital equipment revenue was flat.

Consumable revenue growth in the quarter was limited by divestitures. Backlog for capital equipment increased $23 million year-over-year to $133.0 million. Healthcare Products operating income was $68.0 million compared with $75.2 million in last year’s fourth quarter. The decline in profitability was primarily due to increased spending on research and development, negative currency and higher allocated corporate costs.

Healthcare Specialty Services as reported revenue in the quarter was $122.1 million compared with $120.7 million in the fourth quarter of fiscal 2017, reflecting the final quarter of impact from the linen divestitures year-over-year. Constant currency organic revenue grew 5% in the quarter. Healthcare Specialty Services operating income was $7.1 million compared with $4.8 million in last year’s fourth quarter, primarily due to continued improvement within IMS in North America.

Fiscal 2018 fourth quarter revenue for Applied Sterilization Technologies increased 11% as reported to $133.5 million compared with $120.5 million in the same period last year. Constant currency organic revenue increased 5%, primarily due to increased volume from the segment’s core medical device Customers. Segment operating income increased to $45.6 million in the fourth quarter of fiscal 2018 compared with operating income of $39.8 million in the same period last year, due to the revenue growth and changes in currency rates.

Life Sciences fourth quarter revenue as reported grew 15% to $100.3 million compared with $87.3 million in the fourth quarter of fiscal 2017. Capital equipment revenue increased 46%, service revenue improved by 9% and consumable revenue was flat. Backlog for capital equipment increased $8 million to $60.8 million year-over-year. Constant currency organic revenue grew 12% in the quarter. Operating income improved to $30.1 million compared with $26.6 million in the prior year’s fourth quarter.

Cash Flow

Net cash provided by operations for the full year fiscal 2018 was $457.6 million, compared with $424.1 million in fiscal 2017. Free cash flow (see Non-GAAP Financial Measures) for fiscal 2018 was $294.3 million compared with $256.0 million in the prior year. The improvement in free cash flow is primarily due to the increase in earnings and lower requirements to fund operating assets and liabilities.

Fiscal 2019 Outlook

STERIS expects as reported and constant currency organic revenue growth to be in the range of 4-5% for fiscal 2019. Using March 31, 2018 forward rates, as reported revenue is expected to benefit by approximately $30 million from currency movements, which will almost entirely be offset by the impact of divestitures. Adjusted earnings per diluted share are anticipated to be in the range of $4.63 - $4.75, which assumes an adjusted effective tax rate in the range of 21-22%.

Free cash flow for fiscal 2019 is expected to be approximately $340 million, and capital spending is anticipated to be approximately $190 million.

Dividend Announcement

STERIS’s Board of Directors has authorized a quarterly interim dividend of $0.31 per share. The dividend is payable June 28, 2018 to shareholders of record at the close of business on June 8, 2018.

Conference Call

As previously announced, STERIS management will host a conference call today at 10:00 a.m. Eastern Time. The conference call can be heard live over the Internet at www.steris-ir.com or via phone by dialing 1-877-317-6789 in the United States or 1-412-317-6789 internationally, then asking to join the conference call for STERIS plc.

For those unable to listen to the conference call live, a replay will be available beginning at 12:00 p.m. Eastern Time today, either over the Internet at www.steris-ir.com or via phone. To access the replay of the call, please use the access code 10118951 and dial 1-877-344-7529 in the United States or 1-412-317-0088 internationally.

About STERIS

STERIS’s mission is to help our Customers create a healthier and safer world by providing innovative healthcare and life science product and service solutions around the globe. For more information, visit www.steris.com.

Investor Contact:

Julie Winter, Senior Director, Investor Relations

Julie_Winter@steris.com

+1 440 392 7245

Media Contact:

Stephen Norton, Senior Director, Corporate Communications

Stephen_Norton@steris.com

+1 440 392 7482

Non-GAAP Financial Measures

Adjusted net income, free cash flow and constant currency organic revenue are non-GAAP measures that may be used from time to time and should not be considered replacements for GAAP results. Non-GAAP financial measures are presented in this release with the intent of providing greater transparency to supplemental financial information used by management and the Board of Directors in their financial analysis and operational decision making. These amounts are disclosed so that the reader has the same financial data that management uses with the belief that it will assist investors and other readers in making comparisons to our historical operating results and analyzing the underlying performance of our operations for the periods presented. The Company believes that the presentation of these non-GAAP financial measures, when considered along with our GAAP financial measures, provides a more complete understanding of the factors and trends affecting our business than could be obtained absent this disclosure.

Adjusted net income excludes the amortization of intangible assets acquired in business combinations, acquisition-related transaction costs, integration costs related to acquisitions, the re-measurement of deferred taxes and taxation of prior unremitted earnings impacts of the TCJA, and certain other unusual or non-recurring items. STERIS believes this measure is useful because it excludes items that may not be indicative of or are unrelated to our core operating results and provides a baseline for analyzing trends in our underlying businesses.

The Company defines free cash flow as cash flows from operating activities less purchases of property, plant, equipment and intangibles, plus proceeds from the sale of property, plant, equipment, and intangibles. STERIS believes that free cash flow is a useful measure of the Company’s ability to fund future principal debt repayments and growth outside of core operations, pay cash dividends, and repurchase ordinary shares.

To measure the percentage organic revenue growth, the Company removes the impact of acquisitions and divestitures that affect the comparability and trends in revenue. To measure the percentage constant currency organic revenue growth, the impact of changes in currency exchange rates and acquisitions and divestitures that affect the comparability and trends in revenue are removed. The impact of changes in currency exchange rates is calculated by translating current year results at prior year average currency exchange rates.

Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names. These adjusted financial measures should not be considered in isolation or as a substitute for reported sales, gross profit, operating income, net earnings and net earnings per diluted share, the most directly comparable GAAP financial measures. These non-GAAP financial measures are an additional way of viewing aspects of the Company’s operations that, when viewed with GAAP results and the reconciliations to corresponding GAAP financial measures below, provide a more complete understanding of the business. The Company strongly encourage investors and shareholders to review its financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

Forward-Looking Statements

This release and the referenced conference call may contain statements concerning certain trends, expectations, forecasts, estimates, or other forward-looking information affecting or relating to STERIS or its industry, products or activities that are intended to qualify for the protections afforded “forward-looking statements” under the Private Securities Litigation Reform Act of 1995 and other laws and regulations. Forward-looking statements speak only as to the date the statement is made and may be identified by the use of forward-looking terms such as “may,” “will,” “expects,” “believes,” “anticipates,” “plans,” “estimates,” “projects,” “targets,” “forecasts,” “outlook,” “impact,” “potential,” “confidence,” “improve,” “optimistic,” “deliver,” “orders,” “backlog,” “comfortable,” “trend”, and “seeks,” or the negative of such terms or other variations on such terms or comparable terminology. Many important factors could cause actual results to differ materially from those in the forward-looking statements including, without limitation, disruption of production or supplies, changes in market conditions, political events, pending or future claims or litigation, competitive factors, technology advances, actions of regulatory agencies, and changes in laws, government regulations, labeling or product approvals or the application or interpretation thereof. Other risk factors are described in STERIS’s securities filings, including Item 1A of STERIS’s Annual Report on Form 10-K for the year ended March 31, 2017. Many of these important factors are outside of STERIS’s control. No assurances can be provided as to any result or the timing of any outcome regarding matters described in STERIS’s securities filings or otherwise with respect to any regulatory action, administrative proceedings, government investigations, litigation, warning letters, cost reductions, business strategies, earnings or revenue trends or future financial results. References to products are summaries only and should not be considered the specific terms of the product clearance or literature. Unless legally required, STERIS does not undertake to update or revise any forward-looking statements even if events make clear that any projected results, express or implied, will not be realized. Other potential risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements include, without limitation, (a) STERIS’s ability to meet expectations regarding the accounting and tax treatments of the Combination (the “Combination”) with STERIS Corporation and Synergy Health plc (“Synergy”), (b) the possibility that the parties may be unable to achieve expected synergies and operating efficiencies in connection with the Combination within the expected time-frames or at all and to successfully integrate the operations of the companies, (c) the integration of the operations of the companies being more difficult, time-consuming or costly than expected, (d) operating costs, customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers) being greater than expected following the transaction, (e) the retention of certain key employees of Synergy being difficult, (f) STERIS’s ability to meet expectations regarding the accounting and tax treatment of the Tax Cuts and Jobs Act (“TCJA”) or the possibility that anticipated benefits resulting from the TCJA will be less than estimated, (g) changes in tax laws or interpretations that could increase our consolidated tax liabilities, including, changes in tax laws that would result in STERIS being treated as a domestic corporation for United States federal tax purposes, (h) the potential for increased pressure on pricing or costs that leads to erosion of profit margins, (i) the possibility that market demand will not develop for new technologies, products or applications or services, or business initiatives will take longer, cost more or produce lower benefits than anticipated, (j) the possibility that application of or compliance with laws, court rulings, certifications, regulations, regulatory actions, including without limitation those relating to FDA warning notices or letters, government investigations, the outcome of any pending FDA requests, inspections or submissions, or other requirements or standards may delay, limit or prevent new product introductions, affect the production and marketing of existing products or services or otherwise affect STERIS’s performance, results, prospects or value, (k) the potential of international unrest, economic downturn or effects of currencies, tax assessments, adjustments or anticipated rates, raw material costs or availability, benefit or retirement plan costs, or other regulatory compliance costs, (l) the possibility of reduced demand, or reductions in the rate of growth in demand, for STERIS’s products and services, (m) the possibility of delays in receipt of orders, order cancellations, or delays in the manufacture or shipment of ordered products or in the provision of services, (n) the possibility that anticipated growth, cost savings, new product acceptance, performance or approvals, or other results may not be achieved, or that transition, labor, competition, timing, execution, regulatory, governmental, or other issues or risks associated with STERIS’s businesses, industry or initiatives including, without limitation, those matters described in STERIS’s 10-K for the year ended March 31, 2017 and other securities filings, may adversely impact STERIS’s performance, results, prospects or value, (o) the impact on STERIS and its operations of the “Brexit” or the exit of other member countries from the EU, (p) the impact on STERIS and its operations of any legislation, regulations or orders, including but not limited to any new trade or tax legislation, regulations or orders, that may be implemented by the U.S. administration or Congress, or of any responses thereto, (q) the possibility that anticipated financial results or benefits of recent acquisitions, including the Combination, or of STERIS’s restructuring efforts, or of recent divestitures will not be realized or will be other than anticipated, and (r) the effects of the contractions in credit availability, as well as the ability of STERIS’s Customers and suppliers to adequately access the credit markets when needed.

STERIS plc

Consolidated Condensed Statements of Operations

(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	March 31,		March 31,
	2018	2017	2018	2017
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues	$715,973	$681,189	$2,619,996	$2,612,756
Cost of revenues	423,220	401,064	1,525,773	1,587,124

Gross profit	292,753	280,125	1,094,223	1,025,632
Operating expenses:
Selling, general, and administrative	161,574	205,743	629,884	680,069
Goodwill impairment loss	—	—	—	58,356
Research and development	17,609	15,761	60,782	59,397
Restructuring expense	(53)	(5)	103	215

Total operating expenses	179,130	221,499	690,769	798,037

Income from operations	113,623	58,626	403,454	227,595
Non-operating expense, net	12,178	11,291	48,472	42,949
Income tax (benefit) expense	27,822	21,270	63,360	74,015

Net income (loss)	$73,623	$26,065	$291,622	$110,631
Net income attributable to noncontrolling interest	25	(78)	707	666

Net income (loss) attributable to shareholders	$73,598	$26,143	$290,915	$109,965

Earnings per ordinary share (EPS) data:
Basic	$0.87	$0.31	$3.42	$1.29

Diluted	$0.86	$0.31	$3.39	$1.28

Cash dividends declared per share outstanding	$0.31	$0.28	$1.21	$1.09
Weighted average number of shares outstanding used in EPS computation:
Basic number of shares outstanding	84,819	84,934	85,028	85,473
Diluted number of shares outstanding	85,544	85,529	85,713	86,094

STERIS plc

Consolidated Condensed Balance Sheets

(In thousands)

	March 31,	March 31,
	2018	2017
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$201,534	$282,918
Accounts receivable, net	528,066	483,451
Inventories, net	205,731	197,837
Other current assets	54,326	53,596

Total Current Assets	989,657	1,017,802
Property, plant, and equipment, net	1,010,524	915,908
Goodwill and intangible assets, net	3,160,764	2,956,190
Other assets	39,389	34,555

Total Assets	$5,200,334	$4,924,455

Liabilities and Equity
Current liabilities:
Accounts payable	$135,866	$133,479
Other current liabilities	262,596	248,104

Total Current Liabilities	398,462	381,583
Long-term debt	1,316,001	1,478,361
Other liabilities	268,571	254,478
Equity	3,217,300	2,810,033

Total Liabilities and Equity	$5,200,334	$4,924,455

STERIS plc

Segment Data

Financial information for each of the segments is presented in the following table. The accounting policies for reportable segments are the same as those for the consolidated Company. Operating income (loss) for each segment is calculated as the segment’s gross profit less direct expenses and indirect cost allocations, which results in the full allocation of all distribution and research and development expenses, and the partial allocation of corporate costs. These allocations are based upon variables such as segment headcount and revenues. In addition, the Healthcare Products segment is responsible for the management of all but two manufacturing facilities and uses standard cost to sell products to the other segments. Corporate includes certain unallocated corporate costs related to being a publicly traded company and legacy pension and post-retirement benefits. Adjustments include acquisition related costs, amortization of acquired intangibles, restructuring costs and other charges that management believes may or may not recur with similar materiality or impact on operating income in future periods. Management believes that by adjusting for these items they gain better insight and greater transparency of the operating performance of the segments, thus aiding them in more meaningful financial trend analysis and operational decision making.

	Three Months Ended		Twelve Months Ended
	March 31,		March 31,
(In thousands)	2018	2017	2018	2017
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Segment Revenues:
Healthcare Products	$360,001	$352,635	$1,276,054	$1,266,517
Healthcare Specialty Services	122,131	120,722	469,065	539,536
Life Sciences	100,299	87,318	361,590	328,866
Applied Sterilization Technologies	133,542	120,514	513,287	477,837

Total Segment Revenues	$715,973	$681,189	$2,619,996	$2,612,756

Segment Operating Income:
Healthcare Products	$68,032	$75,176	$221,795	$227,707
Healthcare Specialty Services	7,069	4,827	28,910	10,573
Life Sciences	30,112	26,585	106,737	97,180
Applied Sterilization Technologies	45,588	39,784	173,375	158,379

Total Reportable Segments	150,801	146,372	530,817	493,839
Corporate	(3,866)	(8,164)	(17,439)	(17,307)

Total Segment Operating Income	$146,935	$138,208	$513,378	$476,532
Less: Adjustments
Goodwill impairment loss	—	—	—	58,356
Amortization of inventory and property “step up” to fair value	(296)	386	1,599	4,743
Amortization of acquired intangible assets	17,620	23,490	67,793	66,398
Acquisition and integration related charges	4,361	11,189	16,211	30,082
Loss (gain) on fair value adjustment of acquisition related contingent consideration	(593)	719	(593)	2,569
Net loss on divestiture of businesses	2,009	43,803	14,547	86,574
Impact from U.S. Tax Cuts and Jobs Act	10,264	—	10,264	—
Restructuring charges	(53)	(5)	103	215

Total operating income	$113,623	$58,626	$403,454	$227,595

STERIS plc

Consolidated Condensed Statements of Cash Flows

(In thousands)

	Twelve Months Ended
	March 31,
	2018	2017
	(Unaudited)	(Unaudited)
Operating Activities:
Net income	$291,622	$110,631
Goodwill impairment loss	—	58,356
Non-cash items	225,155	312,302
Changes in operating assets and liabilities	(59,145)	(57,203)

Net cash provided by operating activities	457,632	424,086

Investing Activities:
Purchases of property, plant, equipment, and intangibles, net	(165,457)	(172,901)
Proceeds from sale of property, plant, equipment and intangibles	2,094	4,846
Proceeds from the sale of businesses, net of cash divested	8,888	135,713
Purchases of investments	—	(6,356)
Acquisition of businesses, net of cash acquired	(46,271)	(65,557)
Other	(3,083)	—

Net cash used in investing activities	(203,829)	(104,255)

Financing Activities:
Proceeds from issuance of long-term obligations	—	293,730
Payments on long-term obligations	(222,500)	(172,500)
(Payments) proceeds under credit facilities, net	29,065	(196,613)
Acquisition related deferred or contingent consideration	(2,064)	(9,918)
Deferred financing fees and debt issuance costs	(2,029)	(1,073)
Repurchases of shares	(65,485)	(97,509)
Cash dividends paid to shareholders	(102,929)	(93,193)
Stock option and other equity transactions, net	9,758	4,955
Proceeds from issuance of equity to minority shareholders	—	5,022

Net cash provided by financing activities	(356,184)	(267,099)
Effect of exchange rate changes on cash and cash equivalents	20,997	(18,655)

Increase (decrease) in cash and cash equivalents	(81,384)	34,077
Cash and cash equivalents at beginning of period	282,918	248,841

Cash and cash equivalents at end of period	$201,534	$282,918

The following table presents a financial measure which is considered to be “non-GAAP financial measures” under Securities Exchange Commission rules. Free cash flow is defined by the Company as cash flows from operating activities less purchases of property, plant, equipment and intangibles, net (capital expenditures) plus proceeds from the sale of property, plant, equipment and intangibles. The Company uses free cash flow as a measure to gauge its ability to fund future debt principal repayments, growth outside of core operations, repurchase shares, and pay cash dividends. STERIS’s calculation of free cash flow may vary from other companies.

	Twelve Months Ended
	March 31,
	2018	2017
	(Unaudited)	(Unaudited)
Calculation of Free Cash Flow:
Cash flows from operating activities	$457,632	$424,086
Purchases of property, plant, equipment, and intangibles, net	(165,457)	(172,901)
Proceeds from the sale of property, plant, equipment, and intangibles	2,094	4,846

Free Cash Flow	$294,269	$256,031

Twelve Months Ended
March 31,
2019
(Outlook)*
Calculation of free cash flow for outlook:
Cash flows from operating activities	$530,000
Purchases of property, plant, equipment, and intangibles, net	(190,000)

Free Cash Flow	$340,000

*	All amounts are estimates.

STERIS plc

Non-GAAP Financial Measures

(In thousands, except per share data)

Non-GAAP financial measures are presented with the intent of providing greater transparency to supplemental financial information used by management and the Board of Directors in their financial analysis and operational decision making. These amounts are disclosed so that the reader has the same financial data that management uses with the belief that it will assist investors and other readers in making comparisons to our historical operating results and analyzing the underlying performance of our operations for the periods presented.

Management and the Board of Directors believe that the presentation of these non-GAAP financial measures, when considered along with our GAAP financial measures and the reconciliation to the corresponding GAAP financial measures, provide the reader with a more complete understanding of the factors and trends affecting our business than could be obtained absent this disclosure. It is important for the reader to note that the non-GAAP financial measure used may be calculated differently from, and therefore may not be comparable to, a similarly titled measure used by other companies.

	Three months ended March 31, (unaudited)
	As reported, GAAP		Impact of Acquisitions	Impact of Divestitures	Impact of Currency Movements	GAAP growth	Organic growth	Constant currency organic growth
Segment Revenues:	2018	2017	2018	2017	2018	2018	2018	2018
Healthcare Products	$360,001	$352,635	$—	$(9,013)	$4,070	2.1%	4.8%	3.6%
Healthcare Specialty Services	122,131	120,722	—	(8,016)	3,463	1.2%	8.4%	5.3%
Life Sciences	100,299	87,318	—	—	2,912	14.9%	14.9%	11.5%
Applied Sterilization Technologies	133,542	120,514	—	—	6,990	10.8%	10.8%	5.0%

Total	$715,973	$681,189	$—	$(17,029)	$17,435	5.1%	7.8%	5.2%

	Twelve months ended March 31, (unaudited)
	As reported, GAAP		Impact of Acquisitions	Impact of Divestitures	Impact of Currency Movements	GAAP growth	Organic growth	Constant currency organic growth
Segment Revenues:	2018	2017	2018	2017	2018	2018	2018	2018
Healthcare Products	$1,276,054	$1,266,517	$7,432	$(27,999)	$4,199	0.8%	2.4%	2.1%
Healthcare Specialty Services	469,065	539,536	—	(109,921)	2,367	-13.1%	9.2%	8.6%
Life Sciences	361,590	328,866	—	—	3,586	10.0%	10.0%	8.9%
Applied Sterilization Technologies	513,287	477,837	—	(5,091)	9,925	7.4%	8.6%	6.5%

Total	$2,619,996	$2,612,756	$7,432	$(143,011)	$20,077	0.3%	5.8%	5.0%

To measure the percentage organic revenue growth, the Company removes the impact of acquisitions and divestitures that affect the comparability and trends in revenue. To measure the percentage constant currency organic revenue growth, the impact of changes in currency exchange rates and acquisitions and divestitures that affect the comparability and trends in revenue are removed. The impact of changes in currency exchange rates is calculated by translating current year results at prior year average currency exchange rates.

	Three months ended March 31, (unaudited)
	Gross Profit		Income from Operations		Net income attributable to shareholders		Diluted EPS
	2018	2017	2018	2017	2018	2017	2018	2017
GAAP	$292,753	$280,125	$113,623	$58,626	$73,598	$26,143	$0.86	$0.31
Adjustments:
Amortization of inventory and property “step up” to fair value	666	641	(296)	386
Amortization and impairment of purchased intangible assets	45	17	17,620	23,490
Acquisition and integration related charges	1,450	553	4,361	11,189
Loss (gain) on fair value adjustment of acquisition related contingent consideration	—	—	(593)	719
Net loss on divestiture of businesses	—	—	2,009	43,803
Goodwill impairment loss	—	—	—	—
Restructuring charges		—	(53)	(5)
Impact of the U.S. Tax Cuts and Jobs Act*	5,542	—	10,264	—	12,083	—
Net impact of adjustments after tax**					20,164	68,507
Net EPS impact							0.38	0.80

Adjusted	$300,456	$281,336	$146,935	$138,208	$105,845	$94,650	$1.24	$1.11

	Twelve months ended March 31, (unaudited)
	Gross Profit		Income from Operations		Net income attributable to shareholders		Diluted EPS
	2018	2017	2018	2017	2018	2017	2018	2017
GAAP	$1,094,223	$1,025,632	$403,454	$227,595	$290,915	$109,965	$3.39	$1.28
Adjustments:
Amortization of inventory and property “step up” to fair value	2,619	6,580	1,599	4,743
Amortization and impairment of purchased intangible assets	207	33	67,793	66,398
Acquisition and integration related charges	4,201	1,589	16,211	30,082
Loss (gain) on fair value adjustment of acquisition related contingent consideration	—	—	(593)	2,569
Net loss on divestiture of businesses			14,547	86,574
Goodwill impairment loss	—	—	—	58,356
Restructuring charges	—	—	103	215
Impact of the U.S. Tax Cuts and Jobs Act*	5,542	—	10,264	—	(13,597)	—
Net impact of adjustments after tax**					78,309	213,498
Net EPS impact							0.76	2.48

Adjusted	$1,106,792	$1,033,834	$513,378	$476,532	$355,627	$323,463	$4.15	$3.76

*	Represents the re-measurement of U.S. deferred tax balances and the related taxation of unremitted earnings of non-U.S. subsidiaries along with a one-time special employee bonus paid to most U.S. employees and associated professional fees.

**	The tax expense (benefit) includes both the current and deferred income tax impact of the adjustments.

FY 2019 Outlook	Twelve Months Ended March 31, 2019
(Outlook)**
Net Income per diluted share	$3.88 - 4.00
Amortization of inventory and property “step up” to fair value	0.02
Amortization and impairment of purchased intangible assets	0.64
Acquisition and integration related charges	0.04
Impact of Tax Cuts and Jobs Act	0.05

Adjusted net income per diluted share	$4.63 - $4.75

**	All amounts are estimates.

STERIS plc

Unaudited Supplemental Financial Data

Fourth Quarter Fiscal 2018

For Periods Ending March 31, 2018 and 2017

	FY 2018	FY 2017	FY 2018	FY 2017
Total Company Revenues	Q4	Q4	YTD	YTD
Consumables	$144,944	$139,476	$581,563	$558,834
Service	$364,963	$349,096	$1,399,363	$1,414,437

Total Recurring	$509,907	$488,572	$1,980,926	$1,973,271

Capital Equipment	$206,066	$192,617	$639,070	$639,485

Total Revenues	$715,973	$681,189	$2,619,996	$2,612,756

United Kingdom Revenues	$49,303	$53,479	$207,514	$229,603
United Kingdom Revenues as a % of Total	7%	8%	8%	9%
United States Revenues	$501,519	$477,267	$1,836,414	$1,803,457
United States Revenues as a % of Total	70%	70%	70%	69%
International Revenues	$165,151	$150,443	$576,068	$579,696
International Revenues as a % of Total	23%	22%	22%	22%

Segment Data	Q4	Q4	YTD	YTD
Healthcare Products
Revenues
Consumables	$101,557	$99,890	$412,495	$403,747
Service	90,238	84,106	336,157	313,532

Total Recurring	191,795	183,996	748,652	717,279

Capital Equipment	168,206	168,639	527,402	549,238

Total Healthcare Products Revenues	$360,001	$352,635	$1,276,054	$1,266,517

Segment Operating Income	68,032	75,176	221,795	227,707

Healthcare Specialty Services
Healthcare Services Revenues	$122,131	$120,722	$469,065	$539,536

Segment Operating Income	7,069	4,827	28,910	10,573

Life Sciences
Revenues
Consumables	$36,823	$36,866	$150,656	$143,143
Service	30,014	27,580	110,379	101,654

Total Recurring	66,837	64,446	261,035	244,797

Capital Equipment	33,462	22,872	100,555	84,069

Total Life Sciences Revenues	$100,299	$87,318	$361,590	$328,866

Segment Operating Income	30,112	26,585	106,737	97,180

Applied Sterilization Technologies
Applied Sterilization Technologies Revenues	$133,542	$120,514	$513,287	$477,837

Segment Operating Income	$45,588	$39,784	$173,375	$158,379
Corporate
Operating Loss	$(3,866)	$(8,164)	$(17,439)	$(17,307)

Other Data	Q4	Q4	YTD	YTD
Healthcare Products Backlog	$133,034	$109,692	n/a	n/a
Life Sciences Backlog	60,837	53,178	n/a	n/a

Total Backlog	$193,871	$162,870	n/a	n/a

GAAP Income Tax Rate	27.4%	44.9%	17.8%	40.1%
Adjusted Income Tax Rate	21.4%	25.5%	23.4%	25.2%

This supplemental data is consistent with publicly disclosed information provided in quarterly conference calls, earnings releases and SEC filings, and is subject to all definitions, precautions and limitations contained in those disclosures. Please see the Company’s most recent 10-K for definitions (and reconciliation where appropriate) of adjusted measures, backlog, free cash flow and net debt.